FIRST AMENDMENT TO STANDARD FORM MODIFIED GROSS OFFICE LEASE
This First Amendment to Standard Form Modified Gross Office Lease (the “First Amendment”), dated for reference purposes as of as of September 27, 2011, is entered into by and between SUNROAD CENTRUM OFFICE I, L.P., a California limited partnership (“Landlord”), and BRIDGEPOINT EDUCATION, INC., a Delaware corporation (“Tenant”), with reference to the following recitals.
RECITALS
A.Landlord and Tenant entered into a Standard Form Modified Gross Office Lease dated October 22, 2008 (the “Lease”) for those certain premises identified in the Lease (the “Premises”) and consisting of the majority of an 11-story building known as Building I in the Sunroad Centrum Project in the Kearny Mesa area of San Diego, California (the “Building”).
B.Tenant has requested, and Landlord has agreed, to lease the entire 9th floor of the Building to Tenant, upon the terms and conditions set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Lease on the terms and conditions set forth below:
1.Definitions. All capitalized terms used herein, unless expressly defined herein, shall have the meanings ascribed to such terms in the Lease.
2.Expansion Premises. Effective as of January 1, 2012 (the “Expansion Premises Commencement Date”) and continuing through the Initial Lease Term, subject to extension or earlier termination as provided for in the Lease, the Premises shall be expanded to include the 9th floor of the Building, as more particularly depicted on Exhibit “A” attached hereto and incorporated herein by reference (the “Expansion Premises”). All references to the Premises in the Lease shall thereafter mean both the Premises as originally defined in the Lease and the Expansion Premises and the Expansion Premises will be treated as a part of the Premises for all purposes under the Lease, subject to the provisions hereof. The Rentable Area of the Expansion Premises is 25,713 Rentable Square Feet of space.
3.Tenant's Share. The reference to “Tenant's Share” in Paragraph 8.1.8 of the Lease as [***] is hereby amended to mean [***].
4.Condition of Expansion Premises. Tenant acknowledges, represents, and warrants to Landlord that upon Landlord's delivery of the Expansion Premises to Tenant, Tenant shall be deemed to have (i) thoroughly inspected the Expansion Premises, and determined that, to the best of Tenant's knowledge, the Expansion Premises complies with all applicable laws and ordinances, and that the Expansion Premises is in first-class condition and repair, (ii) accepted the Expansion Premises “AS IS”, with no obligation on the part of Landlord to perform any improvements therein, and (iii) waived any implied warranties of fitness for a particular purpose or merchantability. In connection therewith, Section 12.2 of the Addendum to the Lease is hereby deleted in its entirety. Tenant acknowledges that all built-ins, including the lobby reception desk, and certain items of personal property, including, but not limited to a refrigerator,

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

dishwasher, and metal filing cabinets may be left in the Premises by the prior tenants and that such items, if left, shall remain on the Premises and are not subject to removal by Landlord.
5.Basic Monthly Rent for Expansion Premises. Subject to the provisions of Paragraph 6, below, Tenant shall pay Rent for the Expansion Premises, including Basic Monthly Rent and Additional Rent, as part of the Premises, in accordance with the provisions of the Lease.
6.Rent Credit. In partial consideration for Tenant's agreement to add the Expansion Premises to the Premises and to pay the Rent therefor, and perform the other obligations related thereto, in accordance with the Lease, on January 1, 2012, Landlord shall grant Tenant a credit against Tenant's Rent obligations under the Lease in the amount of [***]. In addition to the foregoing, on October 1, 2013, October 1, 2014, and October 1, 2015, Landlord shall grant Tenant additional credits against Tenant's Rent obligations under the Lease in the amount of [***] on each such date.
7.Parking. All parking provisions in the Lease (including the Addendum) shall apply to the Expansion Premises except that the parking ratio applicable to the Expansion Premises only shall be 4 spaces per 1,000 Usable Square Feet, resulting in Tenant being allocated the right to park in 96 additional spaces, such that Tenant shall be allocated one hundred percent (100%) of the parking spaces in the subterranean parking garage.
8.Conflict. If there is a conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control. Except as modified by this First Amendment, the terms and conditions of the Lease shall remain in full force and effect. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant's knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into a default by Landlord under the Lease.
9.Authority. The persons executing this First Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this First Amendment on behalf of said parties and that said parties have authority to enter into this First Amendment.
10.Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker, or finder in connection with the negotiation of this First Amendment, and no broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this First Amendment, and Tenant and Landlord each agree to indemnify, defend, and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees, or liability for compensation or charges which may be claimed by any such broker, finder, or other similar party by reason of any dealings, actions, or agreements of the indemnifying party.
11.Counterparts. This First Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page.
[Signatures on following page.]

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereby execute this First Amendment to Standard Form Modified Gross Office Lease as of the date first written above.

LANDLORD:		TENANT:

Sunroad Centrum Office I, L.P., a California limited partnership		Bridgepoint Education, Inc., a Delaware corporation

By:	Sunroad Asset Management, Inc.	By:	/s/ Andrew S. Clark
	a Californai corporation		Andrew S. Clark
		Its:	Chief Executive Officer

By:	/s// Dan Feldman	By:	/s/ Daniel J. Devine
	Dan Feldman		Daniel J. Devine
Its:	President	Its:	Chief Financial Officer

Exhibit “A”

Depiction of Expansion Premises